EXHIBIT 10.30
HOME FEDERAL BANK
Seventh Amended and Restated Long-Term Incentive Plan
(as amended and restated effective September 14, 2012)

1.	Purpose
The purpose of the Home Federal Bank ("Bank") Seventh Amended and Restated Long-Term Incentive Plan ("Plan") is to reward key managers for the attainment of longer term goals of the Bank. The reward will be in the form of cash, stock appreciation rights, stock options and/or restricted stock of the common shares of the Bank's holding company, HF Financial Corp. This Plan amends, restates, replaces and supersedes the Bank's existing Long-Term Incentive Plan.
The Plan is designed to reward key managers for performance over a period of longer than one (1) year. The Plan also is designed to enable the Bank to attract and retain key management talent.
The purpose of this Plan is to measure performance and to award Executives with cash, stock appreciation rights, stock options and/or restricted stock based upon their performance. All stock appreciation rights, stock options and/or restricted stock awarded will be governed by the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan. As set forth in paragraph 3, payment of cash compensation shall be determined by the Personnel Compensation and Benefits Committee.

2.	Participation
The Plan is for selected management staff of Home Federal Bank. Participation in this Plan will be recommended by the CEO and approved by the Personnel, Compensation and Benefits Committee of the Board of Directors. Participation in any one year does not guarantee the participation in future years or at the same award level.
New hires to the Corporation and individuals promoted to assignments which by virtue of their responsibilities may be otherwise eligible to participate in this Plan may only participate with the approval of the CEO. The “Plan Year” means the Corporation's fiscal year for which performance is being measured.

3.	Performance Measure, Award Levels and Award Payment
The annual performance measure, award levels and award payment provisions are determined by the Personnel, Compensation and Benefits Committee. Payment of awards denominated in cash shall be made according to the Plan Participant’s Cash Award Agreement, or as otherwise provided by the Personnel, Compensation and Benefits Committee.

4.	Termination of Employment

If the employment of a Plan participant terminates during a Plan Year, that is, during the fiscal year for which performance is being measured and which might result in an award, all rights to an award under this Plan are forfeited. Notwithstanding the provisions hereof, in the event of death or for those individuals who participate in the Plan and have executed a Change in Control Agreement with the Bank, the provisions of paragraph 5 shall apply. Once stock appreciation rights, stock options and/or restricted stock have been awarded, the terms of the HF Financial Corp. 2002 Stock Option and Incentive Plan shall control. For cash awards, following the completion of a Plan Year, the terms of the Plan Participant’s Cash Award Agreement shall control.

5.	Death and Change in Control
(a)    If a Plan participant dies during a Plan Year, the Plan participant or the participant's designated beneficiary shall receive, in a lump sum in cash, any incentive payment for the partial year otherwise payable in cash, based on the number of months from the start of the Plan Year (or if later, from the first day of the month coincident with or next following the participant's date of participation in the Plan) to the last day of the month in which the death occurred, but only to the extent that an incentive payment is otherwise earned for the Plan Year.
(b)    If a Plan participant is entitled to benefits under a Change in Control Agreement, the participant shall receive, in a lump sum in cash, any incentive payment for the partial year otherwise payable in cash, based on the number of months from the start of the Plan Year (or if later, from the first day of the month coincident with or next following the participant's date of participation in the Plan) to the last day of the month in which the Date of Termination (as defined in the Change in Control Agreement) occurs.

6.	Beneficiary Designation
(a)    Any incentive payment following the death of a participant shall be paid to such person or persons, or other legal entity, as the participant may have designated in writing and delivered to Home Federal Bank. The participant may from time to time revoke or change any such designation by writing to Home Federal Bank. If there is no unrevoked designation on file at the participant's death, or if the person or persons designated therein shall have all pre-deceased the participant, such distribution shall be made to the participant's estate.

7.	Administration and Interpretation of Plan
The Plan shall be administered by the CEO of the Bank whose actions will be subject to the approval of the Personnel, Compensation and Benefits Committee in material matters. The role of the Committee shall be to approve the Home Federal Bank's Long-Term Incentive Plan, approve the annual target goal, approve Plan participants and (at the end of the Plan Year) approve the distribution of the incentive payment to all participants. The Plan Administrator is charged with the effective administration of the Plan including the interpretation in instances where the Plan is silent.
The Personnel, Compensation and Benefits Committee reserves the right, from time to time, to prescribe rules and regulations at such time and in such manner as it may deem appropriate.

8.	Amendment/Termination of Plan
The Plan may be amended and shall be interpreted by the Personnel, Compensation and Benefits Committee of the Board of Directors, and its interpretation shall be final and binding on participant and all other parties of interest. The Plan may be terminated at any time as the Personnel, Compensation and Benefits Committee of the Board of Directors approves. Plan participants will be notified as soon as possible in the event of an amendment or terminations occurs.

9.	Employment
The Plan is not intended as an Employment Agreement. The Plan does not restrict the rights of the Bank to terminate the employment of a Plan participant at any time and without any obligation under the Plan.

10.	Legal Requirements
The Plan will be administered in accordance with all federal, state and local statutory requirements.

11.	Effective Date
This Amendment and Restatement becomes effective September 14, 2012.
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FORM OF
HOME FEDERAL BANK
Long-Term Incentive Plan
FY13 Cash Award Agreement

Made to: _______________________ (“Participant”)
This Cash Award Agreement (the “Award”) is made under the terms of the Home Federal Bank Long Term Incentive Plan (the “LTIP”). It is subject to the terms and conditions of the LTIP except as provided herein.
Components of Fiscal Year 2013 Plan
Performance Measure – The performance measure for the Fiscal Year 2013 Long-Term Incentive Plan shall be the Return on Equity (ROE) of HF Financial Corp. ("HFFC" or the “Company”) based on the performance levels displayed below:
Metric Definition

•	Return on Equity - Company Consolidated Net Income Divided by Average HFFC Equity Capital

Award Level	Target to Meet	Award % (Base Salary Actually Earned)
A – Minimum	HFFC Return on Equity – xxx%	xxx%
B – Target	HFFC Return on Equity – xxx%	xxx%
C – Exceptional	HFFC Return on Equity – xxx%	xxx%
D – Outstanding/Cap	HFFC Return on Equity – xxx%	xxx%

The Fiscal Year 2013 Long-Term Incentive Plan award is payable in Cash, subject to the Vesting Schedule as set forth on Exhibit A, payable in equal installments upon vesting. Upon each payment under this Award, the Company will be entitled to deduct from all amounts paid the amount that is required to be withheld for federal, state and local or foreign withholding tax purposes.
Any grant made under the Award will be made following the completion and acceptance of the independent audit by the Audit Committee of the Company’s Board of Directors. The Award will then be calculated as provided herein and in the Plan, based on the base salary of the Participant. Award levels will be prorated between tiers according to actual performance.

Any change in the approved metric(s) caused by a single, non recurring event that results in a 10% impact on the metric may be evaluated by the Personnel, Compensation and Benefits Committee (the “Committee”) in its sole discretion to determine its inclusion or exclusion from the incentive calculation. The approved metric(s) may be further adjusted by the Committee, in its sole discretion, as the result of significant or material events meriting consideration by the Committee including, but not limited to, any single, non recurring event that results in a 10% change in the incentive calculation.
If the Committee determines, in its sole discretion, that a Plan Participant received a payment under the Plan, that is based on materially inaccurate financial statements, reviews, gains, or any other materially inaccurate criteria used in determining the incentive calculation, then the Committee shall determine the amount of any such incentive compensation that was paid as a result of such materially inaccurate financial statements, reviews, gains, or other materially inaccurate criteria (the "Overpayment Amount"). The Committee shall, promptly after making such determination, send the Plan Participant a notice of recovery ("Recovery Notice") which shall specify the Overpayment Amount and the terms for prompt repayment thereof. In addition, to the extent that the governing laws and/or regulations that relate to the concept of a "Clawback Provision" change or are revised such that they apply to the Company, such change or revision shall be hereby incorporated with no further action required, ab initio.
This Agreement shall be binding upon, and inure to the benefit of, the Company and its successors and assigns, and upon any person acquiring, whether by merger, consolidation, purchase of assets or otherwise, all or substantially all of the Company's assets and business.
The Participant shall forfeit any unvested amounts upon termination of his or her employment, except that, if a Change-in-Control occurs between June 30, 2013 and the time that this Award has vested in full, this Award shall vest in full and be due and payable in a lump sum in cash upon termination of the Participant’s employment if that termination occurs within 24 months following the month in which a Change-in-Control occurs, unless such termination is: (i) because of the Participant’s death or Disability; (ii) by the Bank for Cause; or (iii) by the Participant other than for Good Reason. Capitalized terms in this paragraph shall have the meanings set forth in Exhibit B hereto, except that if the Participant is party to a Change-in-Control Agreement with the Bank and the definitions in his or her Change-in-Control Agreement conflict with those set forth in Exhibit B, the definitions in his or her Change-in-Control Agreement shall control.
No modification or waiver of any of the provisions of this Award shall be binding upon either the Company or the Participant unless made in writing and signed by both parties.
HF FINANCIAL CORP.                    Participant

____________________________________    ______________________________
By:                            Name:            Date:
Its:

Date:                            Date:

Acknowledgement of Receipt of Seventh Amended and Restated Long-Term Incentive Plan:

Participant Name:                        Date

EXHIBIT A

FORM OF
VESTING SCHEDULE
FY13 CASH AWARD AGREEMENT

The following schedule shall apply to the vesting of the Award made under the FY13 Cash Award Agreement.

Date	Cumulative Percentage Which Becomes Vested	Actual Dollars Vested
00/00/2014	25%	$_______
00/00/2015	50%	$_______
00/00/2016	75%	$_______
00/00/2017	100%	$_______

Exhibit B to Form of Cash Award Agreement: Definitions
Cause. Termination by the Bank of the Participant’s employment for “Cause” shall mean termination upon (i) material violation of a law or regulation which: (a) governs the Participant’s conduct as an officer of the Bank; or (b) in the reasonable opinion of the Bank affects the Participant’s fitness to serve in his position; (ii) substantial neglect of the Participant’s duties; (iii) action or inaction, which materially and adversely impacts the Bank’s safety, soundness, security, assets, customers or employees; (iv) dishonesty of a material nature; (v) failure to comply with material rules, regulations or policies of the Bank; (vi) engaging in personal conduct which, when considering the Participant’s position with the Bank, would materially detract from its business reputation in the community served; (vii) material breach of any material covenant or condition of the Participant’s employment agreement, if any; and (viii) willful and material misconduct.
Termination for Cause shall be preceded by a fair and complete investigation, including an opportunity for the Participant to provide information the Participant deems relevant.
Change-in-Control shall mean any of the following:

a.
a change-in-control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether or not the Company is then subject to such reporting requirement; or

b.
the public announcement (which, for purposes of this definition, shall include, without limitation, a report filed pursuant to Section 13(d) of the Exchange Act) by the Company or any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) that such person has become the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company (i) representing 20% or more, but not more than 50%, of the combined voting power of the Company’s then outstanding securities unless the transaction resulting in such ownership has been approved in advance by the Continuing Directors (as hereinafter defined); or (ii) representing more than 50% of the combined voting power of the Company’s then outstanding securities (regardless of any approval by the Continuing Directors); provided, however, that notwithstanding the foregoing, no Change-in-Control shall be deemed to have occurred for purposes of this Agreement by reason of the ownership of 20% or more of the total voting capital stock of the Company then issued and outstanding by the Company, any subsidiary of the Company or any employee benefit plan of the Company or of any subsidiary of the Company or any entity holding shares of the Common Stock organized, appointed or established for, or pursuant to the terms of, any such plan (any such person or entity described in this clause is referred to herein as a “Company Entity”); or

c.
any acquisition of control as defined in 12 Code of Federal Regulations Section 574.4, or any successor regulation, of the Company which would require the filing of an application for acquisition of control or notice of Change-in-Control in a manner which is set forth in 12 CFR Section 574.3, or any successor regulation; or

d.	the Continuing Directors (as hereinafter defined), cease to constitute a majority of the Company’s Board of Directors; or

e.
the shareholders of the Company approve (i) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which shareholders immediately prior to the merger have the same proportionate ownership of stock of the surviving company immediately after the merger; (ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (iii) any plan of liquidation or dissolution of the Company.

Continuing Director shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person (as defined below) or an Affiliate or Associate (as defined below) of an Acquiring Person, or a representative of an Acquiring Person or of any such Affiliate or Associate, and who (i) was a member of the Board of Directors on June 30, 2012; or (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this definition, “Acquiring Person” shall mean any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) who or which, together with all Affiliates and Associates of such person, is the “beneficial owner” (as defined in Rule 13d-3 promulgated under the Exchange Act) directly or indirectly, of securities of the Holding Company representing 20% or more of the combined voting power of the Holding Company’s then outstanding securities, but shall not include the Investors or any Company Entity; and “Affiliate” and “Associate” shall have their respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
Date of Termination. “Date of Termination” shall mean the date specified in the Notice of Termination (except in the case of the Employee’s death, in which case Date of Termination shall be the date of death); provided, however, that if the Employee’s employment is terminated by the Bank, the date specified in the Notice of Termination shall be at least 30 days from the date the Notice of Termination is given to the Employee and if the Employee terminates his employment for Good Reason, the date specified in the Notice of Termination shall not be more than 60 days from the date the Notice of Termination is given to the Bank.
Disability. Disability shall mean incapacity due to physical or mental illness as determined by the Bank’s disability plan.
Good Reason. The Participant’s termination of employment for “Good Reason” shall mean termination by the Participant upon the occurrence, without his express written consent, within 24 months following a Change-in-Control of any one or more of the following:

i.
the assignment to the Participant of any duties inconsistent in any respect with the Participant’s position (including status, offices, titles, and reporting requirements), authorities, duties, or other responsibilities as in effect immediately prior to the Change-in-Control or any other action of the Bank which results in a diminishment in such position, authority, duties, or responsibilities, other than an insubstantial and inadvertent action which is remedied by the Bank promptly after receipt of notice thereof given by the Participant;

ii.	a reduction by the Bank in the Participant’s base salary as in effect on the date hereof or as the same shall be increased from time-to-time;

iii.
the failure by the Bank to (a) continue in effect any material compensation or benefit plan, program, policy or practice in which the Participant was participating at the time of the Change-in-Control, or (b) provide the Participant with compensation and benefits at least equal (in terms of benefit levels and/or reward opportunities) to those provided for under each employee benefit plan, program, policy and practice as in effect immediately prior to the Change-in-Control (or as in effect following the Change-in-Control, if greater);

iv.	the failure of the Bank to obtain a satisfactory agreement from any successor to the Bank to assume and agree to perform this Agreement; and

v.
any purported termination by the Bank of the Participant’s employment that is not effected pursuant to a Notice of Termination. For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and the Date of Termination (as defined below) and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated.